Exhibit 5
PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215-6194
Telephone: 614/227-2000
Facsimile: 614/227-2100
May 17, 2010
NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410
Re:	Registration Statement on Form S-8 NiSource Inc. 2010 Omnibus Incentive Plan (the “Plan”)
Ladies and Gentlemen:
     We have acted as counsel for NiSource Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the NiSource Inc. 2010 Omnibus Incentive Plan (the “Plan”).
     In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.
     Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP
PORTER, WRIGHT, MORRIS & ARTHUR LLP